Exhibit 99.1

Duke Energy Carolinas

Summary of Settlement Agreement with Office of Regulatory Staff (ORS) — South Carolina

Docket 2011-271-E

Background

•                  On August 5, 2011, Duke Energy Carolinas filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an average 15 percent increase in retail revenues, or approximately $216 million

•                 Based upon 11.5% return on equity (ROE) and a 53% equity component of the capital structure

•                  On November 14, 2011, ORS, who represents South Carolina consumers, recommended a rate increase of approximately $91 million

•                  Based upon 10.5% ROE and a 53% equity component of the capital structure

•                  On November 30, 2011, Duke Energy Carolinas reached agreement with the ORS (see details below)

Major Components of Settlement

•                  Annualized base rate increase of approximately $90.7 million, or approximately $92.8 million upon confirmation by ORS that the Buck natural gas-fired power plant and Bridgewater hydroelectric station are both in service (43% of requested $216 million total)

•                  Based upon allowed ROE of 10.5% and 53% equity component of the capital structure

•                  Duke Energy Carolinas agrees to forgo a general rate case filing in 2012 and 2013.  Earliest general rate case filing will be in 2014, using a 2013 test year with rates effective no sooner than February 2015

•                  In exchange for stay-out provision, base rates will be updated annually in 2013 and 2014 for certain capital spending, not to exceed a cumulative $80 million revenue requirement

•                  The Company will donate approximately $4 million to AdvanceSC, an economic development fund

•                  Changes BPM profit sharing from 50/50 (50% to AdvanceSC for economic development, low income assistance, education initiatives, and existing manufacturing support and 50% to the Company) to 90/10 (50% to AdvanceSC, 40% to customers, and 10% to the Company)

•                  Settlement subject to the review and approval by the PSCSC

•                  Hearing is scheduled to commence December 7, 2011

Estimated Rate Increase Impacts to Customer Bills:

($ in Millions)	2012	2013(1)	2014(1)
Annualized Increase to Base Rates	$93	$45	$35
Cumulative Net Increase ($)	$93	$138	$173
Cumulative Net Increase (%)	6.0%	8.9%	11.1%

Note 1 — 2012 increase in base rates expected to be effective February 2012.  For 2013 and 2014, the base rate increase for capital spending is an estimate, subject to ORS audit and PSCSC approval and expected to be effective in February of each year.